UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

Current Report Pursuant to
Section 13 Or 15(d) of the Securities Exchange Act of 1934

January 5, 2007
Date of Report (Date of earliest event reported)

Commission File Number 1-6560

THE FAIRCHILD CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

34-0728587
(I.R.S. Employer Identification No.)

1750 Tysons Boulevard, Suite 1400, McLean, VA 22102
(Address of principal executive offices)

(703) 478-5800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

AMENDMENT:

The purpose of this amendment is to announce the following: our fiscal years ended September 30, 2004 and September 30, 2005 requires a restatement; to specifically state when and who determined that we will restate our quarterly financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006; and to enhance disclosure of the item deemed to be material for the quarter ended June 30, 2006.

FORWARD-LOOKING STATEMENTS:

Certain statements in this filing contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operation and business. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as ‘‘anticipate,’’ ‘‘believe,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘will’’ and similar terms and phrases, including references to assumptions. These forward-looking statements involve risks and uncertainties, including current trend information, projections for deliveries, backlog and other trend estimates that may cause our actual future activities and results of operations to be materially different from those suggested or described in this financial discussion and analysis by management. These risks include: our ability to finance and successfully operate our retail businesses; our ability to accurately predict demand for our products; our ability to receive timely deliveries from vendors; our ability to raise cash to meet seasonal demands; our dependence on the retail and aerospace industries; our ability to maintain customer satisfaction and deliver products of quality; our ability to properly assess our competition; our ability to improve our operations to profitability status; our ability to liquidate non-core assets to meet cash needs; our ability to attract and retain highly qualified executive management; our ability to achieve and execute internal business plans; weather conditions in Europe during peak business season and on weekends; labor disputes; competition; worldwide political instability and economic growth; military conflicts, including terrorist activities; infectious diseases; and the impact of any economic downturns and inflation.

If one or more of these and other risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. Given these uncertainties, users of the information included in this report, including investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements. We do not intend to update the forward-looking statements included in this filing, even if new information, future events or other circumstances have made them incorrect or misleading.

ITEM 4.02(a). Non-Reliance on Previously Issued Financial Statements or a related Audit Report or Completed Interim Review

 Quarter Ended June 30, 2006

On January 5, 2007, after consultation with our independent registered public accounting firm, KPMG LLP, authorized officers of the Company determined that we will restate our quarterly financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, to adjust our deferred income taxes for the conversion of our subsidiary, PoloExpress, from a German partnership to a German corporation. As a result, the previously issued unaudited quarterly financial statements included in our Form 10-Q for the quarter ended June 30, 2006, should no longer be relied upon.

We intend to restate our financial statements for the quarter ended June 30, 2006, to provide for deferred taxes of approximately $5.6 million that resulted from the conversion of our subsidiary into a German corporation. The restatement relates to a non-cash adjustment from the conversion of PoloExpress into a German corporation, in which we gave up the right to a €11.0 million step-up in the tax basis of PoloExpress. The conversion of PoloExpress into a German corporation was part of an overall tax planning strategy, in which PoloExpress and Hein Gericke Deutschland will file a consolidated tax return in Germany to reduce or eliminate the trade tax liability at PoloExpress, with the opportunity of utilizing approximately €15 million of cumulative losses of Hein Gericke Deutschland that existed at September 30, 2005, to offset against the fiscal 2006 and future earnings of the consolidated entity. We do not believe this restatement will have a negative impact on our cash flows or financial condition.

 Fiscal Years Ended September 30, 2004 and September 30, 2005

On January 15, 2007, the Audit Committee of the Company’s Board of Directors, after consultation with our independent registered public accounting firm, KPMG LLP, determined that we will restate our September 30, 2004 and September 30, 2005 annual financial statements previously contained in our Annual Report on Form 10-K for the years ended September 30, 2005 and 2004. We intend to restate our financial statements for the year ended September 30, 2004, to increase our net deferred tax liabilities by approximately $5 million. The increase is related to the purchase accounting for our acquisition of Hein Gericke and PoloExpress that occurred in fiscal 2004, a change in tax law in Germany that occurred shortly after our acquisition impacting our ability to recover a portion of our deferred tax assets, and the utilization of previously unrecorded deferred tax assets to reduce taxable income in 2004. We are currently evaluating whether the increase in the net deferred tax liability will be corrected through recognizing additional tax expense, goodwill, or a combination of both. As a result, the previously issued and audited financial statements included in our Annual Report on Form 10-K for the years ended September 30, 2004 and September 30, 2005, should no longer be relied upon.

2004 Change in Tax Law in Germany - On November 1, 2003, Fairchild purchased Hein Gericke and PoloExpress. As a result of this purchase deferred tax assets and liabilities were established for book/tax basis differences. Initially, the deferred tax assets were deemed more likely than not to be recoverable as they would either be recoverable in the period in which they reverse, or would generate additional net operating loss carryforwards which would be recoverable through reversal of the deferred tax liabilities. This was true under the German net operating loss carryforward rules in effect on the acquisition date, which had no limitation on the amount or life to be utilized in any given year and, therefore, the deferred tax assets could be recovered when the deferred tax liability related to indefinite lived intangibles reversed. However, in December 2003 the German government enacted a change in the tax law, effective on January 1, 2004, imposing a limitation of 60% for net operating loss carryforwards exceeding €1.0 million per year. Due to the effect of the change in tax law, the Company should have established a valuation allowance against a portion of the deferred tax assets recorded at that date, and recognized a corresponding tax expense. The Company is finalizing its analysis of the impact of this change in tax law. We do not believe this restatement will have a significant negative impact on our cash flows or financial condition.

Purchase Accounting Matters for 2004 Deferred Taxes - In fiscal 2004, we acquired Hein Gericke and all but 7.5% of the interest owned by Mr. Klaus Esser in PoloExpress. Mr. Esser retained a 7.5% ownership interest in PoloExpress, but we have the right to call this interest at any time from March 2007 to October 2008, for a fixed purchase price of €12.3 million ($15.6 million at September 30, 2006). Mr. Esser has the right to put such interest to us at any time during April 2008 for €12.0 million ($15.2 million at September 30, 2006). On January 2, 2004, we used available cash to pay Mr. Esser $18.8 million (€15.0 million) and provided collateral of $15.0 million (€12.0 million) to a German bank to issue a guarantee to Mr. Esser to secure the price for the put Mr. Esser has a right to exercise in April 2008. Based on this transaction, deferred tax assets and liabilities were established for PoloExpress trade tax due to the fact that these assets would be recoverable through taxable income of PoloExpress in the future. However, the deferred tax assets and liabilities were not recorded for German federal income tax and Hein Gericke Deutschland trade tax, as it was assumed that the deferred tax assets and liabilities would offset each other and any remaining deferred tax asset would be subject to a valuation allowance. In addition, in 2004 Hein Gericke Deutschland and PoloExpress utilized deferred tax assets with a full valuation allowance to offset taxable income. The Company is finalizing its analysis of the impact of the previously unrecorded deferred tax assets and liabilities. We do not believe this restatement will have a significant negative impact on our cash flows or financial condition.

2005 Adjustment for Deferred Taxes - The adjustments noted above for PoloExpress and Hein Gericke will also impact the previously recorded deferred income taxes and related valuation allowance as of September 30, 2005. The Company is finalizing its analysis of the impact on fiscal year 2005. We do not believe this restatement will have a significant negative impact on our cash flows or financial condition.

Effect of the Adjustments on our Cash Flow and Financial Condition

The restatement for the third quarter ended June 30, 2006, should not have a negative impact on our cash flows because the Company is establishing a deferred tax liability for $5.6 million associated with the €11.0 million change in the step-up in basis for book-to-tax differences. However, the deferred tax liability would only have a negative cash flow impact if the Company ever sells the assets of PoloExpress for a tax gain. The Company implemented a tax planning strategy, in which PoloExpress and Hein Gericke Deutschland will file a consolidated tax return in Germany to reduce or eliminate the trade tax liability at PoloExpress, with the opportunity of utilizing approximately €15 million of cumulative losses of Hein Gericke Deutschland that existed at September 30, 2005, to offset against the fiscal 2006 and future earnings of the consolidated entity. Because PoloExpress was a German Partnership, had the tax planning strategy not been implemented, PoloExpress would have requirements to pay approximately €1.6 million in German trade taxes (effective tax rate of 19%) relating to its taxable income in fiscal 2006. Accordingly, the Company’s immediate cash flows benefited from this strategy.

Upon the conversion of PoloExpress into a German Corporation, we gave up the right to €11.0 million of future deductions from a step up in basis in PoloExpress (amount due to purchase remaining interest in PoloExpress from K. Esser). If we sell our interest in PoloExpress through an “asset transaction”, we would be required to pay taxes at a rate of 40% on the gain recognized, and the step-up amount given up would be approximately $5.6 million. However, if we sell our interest in PoloExpress through a “stock transaction”, in accordance with current German tax law, we only would be required to pay taxes on 5% of the tax gain recognized (effective tax rate of 2%), and the step-up amount given up would be approximately $0.3 million. Should the Company ever decide to sell PoloExpress, we would seek a stock sale transaction; however, there is no guarantee that we could find a willing buyer to agree with these terms. In accordance with FASB Statement No. 109, “Accounting for Income Taxes”, we are required to establish a tax liability presuming that a future transaction would occur as an asset sale.

The restatements for fiscal 2004 and 2005 will not have a negative impact on our cash flows or financial condition. The net deferred tax liabilities arise from indefinite life intangible assets which will not result in any cash impact until the Company disposes of the intangible assets related to Hein Gericke and PoloExpress. Guidance provided by Generally Accepted Account Principles in the United States requires deferred tax liabilities to be established for book to tax differences associated with intangible assets that have indefinite lives. We do not believe these restatements will have a negative impact on our cash flows or financial condition. Only if the Company ever sells its interest of PoloExpress and/or Hein Gericke at a tax gain would we be required to pay taxes. The amount of taxes we would be required to pay would depend on the type of a transaction (“asset sale” or “stock sale”) and tax law in Germany at the time such a transaction occurs, as discussed above.

 Basis for Conclusion to Restate our Financial Statements

We elected to restate our financial statement for the quarter ended June 30, 2006, primarily because of the size of the adjustment and the fact that the adjustment changes a net income period into a net loss period. We elected to restate our financial statements for the years ended September 30, 2004 and 2005, because of the expected magnitude of the adjustment in 2004, as compared to our net income.

 Timing on Filing our Annual Report on Form 10-K

Upon the adjustment of our financial statements for these matters, as well as any other potential issues that may arise from additional reviews by us, we will review our findings with KPMG LLP. Immediately upon the completion of the audit by KPMG LLP, we will file our Annual Report on Form 10-K for the year ended September 30, 2006, in which the adjustments for the 2004 and 2005 fiscal years will be reflected in the financial statements and the adjustment for the third quarter ended June 30, 2006, will be reflected in the quarterly footnote. At this time, we cannot predict when this filing will occur.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 16, 2007

By:             /s/ MICHAEL L. McDONALD
Name:            Michael L. McDonald
Title:               Senior Vice President and Chief Financial Officer